John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PRESENT AT FBR CAPITAL MARKETS

FALL INVESTOR CONFERENCE ON DECEMBER 2, 2009

New York, N.Y., November 24, 2009 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the FBR Capital Markets 2009 Fall Investor Conference, to be held next month at the Grand Hyatt Hotel in New York City. The Sterling Bancorp presentation will take place on Wednesday, December 2, 2009 at 9:15 a.m. Eastern Standard Time.

A webcast of the Sterling presentation can be accessed via the Company’s website at http://www.sterlingbancorp.com, or at http://www.wsw.com/webcast/fbr23/stl/. In order to access the Sterling presentation, please go to either link prior to the start time to register for the conference. The presentation also will be archived for 90 days, and can be accessed via the same web links.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York-based banking and financial services company with assets exceeding $2.1 billion. Established in 1929, the Company’s principal banking subsidiary, Sterling National Bank, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Now in its 80th year, Sterling is well known for its focus on business customers, an extensive and diverse product portfolio and a high-touch, hands-on approach to customer service.

Sterling offers working capital lines, asset-based financing, factoring, accounts receivable financing and management, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, import trade financing, a wide array of depository products and cash management services, trust and estate administration and custodial account services.

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